Exhibit 99.1

Contact: Jeff Harkins
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Announces Second Quarter Results

➢	Double-Digit Growth in Reported and Adjusted Diluted Earnings Per Share
➢	Double-Digit Growth in Operating Free Cash Flow
➢	Significant Progress on Key Strategic Initiatives

DENTON, Texas, May 3, 2018 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”) today announced financial results for its fiscal 2018 second quarter ended March 31, 2018.  The Company will hold a conference call today at 7:30 a.m. Central Time to discuss these results and its business.

Fiscal 2018 Second Quarter Overview

Consolidated net sales were $975.3 million in the second quarter, an increase of 0.9% compared to the prior year. Foreign currency translation had a favorable impact of approximately 170 basis points on reported sales growth. Consolidated same store sales decreased 1.4% in the quarter. The hurricanes that disrupted operations in the fourth quarter of fiscal 2017 had a modest impact on the Company’s business in Puerto Rico, negatively impacting both sales growth and same store sales growth by approximately 10 basis points.

Reported diluted earnings per share in the second quarter were $0.49 compared to $0.40 in the prior year, an increase of 22.5%, driven primarily by lower income tax expense as a result of U.S. tax reform, reduced share count from share repurchases and lower interest expense as a result of the debt refinancing in the fiscal fourth quarter of the prior year. Adjusted diluted earnings per share, excluding $6.8 million in charges related to the 2018 Restructuring Plan and $0.9 million in expenses related to debt refinancing activities, were $0.54 in the second quarter compared to $0.44 in the prior year, an increase of 22.7%.

“Although we delivered sequential improvement in same store sales and sustained growth in our Sally e-commerce business, traffic trends in our Sally Beauty stores in the U.S. continued to be a challenge,” said Chris Brickman, President and Chief Executive Officer. “A slight increase in consolidated net sales was offset by a modest decline in gross margin and higher selling, general and administrative expenses due primarily to unfavorable foreign exchange translation and operating expenses from our recent Canadian acquisition. However, the benefits of U.S. tax reform, lower interest expense and a lower share count helped drive strong double digit growth in both reported and adjusted diluted earnings per share. In addition, our operations continue to generate substantial operating free cash flow, with an increase of 22.3% over the prior year, to $59.1 million.”

“We continue to make progress on strategic initiatives focused on driving long-term growth and intensifying our focus on our defensible core categories - hair color and hair care. During the quarter, we completed the distribution center investments that allow Sally e-commerce orders to be shipped in two days or less to almost all U.S. households and we began marketing that capability late in the quarter. To further strengthen our hair color offerings in Sally stores, we successfully completed the nationwide launch of two new color lines - Wella ColorCharm Paints and Arctic Fox. Additionally, we completed the testing and refinement of the new Sally loyalty program and we are preparing to launch the new program nationally before the end of the fiscal year. We also finalized the majority of the initiatives outlined in the international portion of our 2018 Restructuring Plan, with the goals of reducing our European cost base and better leveraging our global scale. And, lastly, we repriced our $548.6 million floating rate term loan, reducing the interest rate spread by 0.25%, thus lowering our future cash interest expense.”

“As we announced shortly after quarter-end, we have launched a cost reduction program focused on additional organizational efficiencies, direct and indirect sourcing, store labor hour optimization, supply chain redesign and a reduction in inventory levels. It is expected that the financial benefits generated from this program will be reinvested into market-competitive store wages, enhanced marketing analytics and the acceleration of technology investments that will improve customers’ in-store experience, further grow our e-commerce business, and provide better visibility to store-level inventory.”

“Despite retail sector headwinds, we are the established leader in hair color and hair care for the professional and the consumer, and these categories have sustained healthy growth while other categories have faced increasing competition. We believe that these strategic investments will accelerate growth in color and care (which, combined, represent more than half of Sally’s revenue in the U.S. and Canada) and keep us on a path to long-term earnings growth,” Brickman concluded.

Additional Second Quarter Financial Detail

Gross margin for the second quarter was 49.9%, a decrease of 60 basis points compared to the prior year. In the Sally segment, margin gains from revenue increases in higher margin categories (hair color, hair care and cosmetics) were offset by increased coupon redemptions, strategic pricing reductions on select SKUs, and a geographic revenue mix shift towards the segment’s lower margin international business. In the Beauty Systems Group segment, benefits in the quarter from prior year pricing initiatives were offset by a mix shift towards lower margin brands and a decrease in vendor allowances compared to the prior year. Additionally, consolidated gross margin was impacted by a segment revenue mix shift towards the lower margin Beauty Systems Group segment.

Reported operating earnings and operating margin in the second quarter were $111.1 million and 11.4%, respectively, compared to $119.0 million and 12.3%, respectively, in the prior year. Adjusted operating earnings and operating margin (excluding restructuring charges in both years) were $117.9 million and 12.1%, respectively, compared to $128.2 million and 13.3%, respectively, in the prior year.

The Company’s effective tax rate for the second quarter was 28.5% compared to 38.2% in the prior year, with the significant reduction driven by the impact of U.S. tax reform.

Reported net earnings in the second quarter were $61.4 million, an increase of $4.4 million, or 7.7%, from the prior year. Adjusted EBITDA in the second quarter was $147.5 million, a decrease of $11.0 million, or 6.9%, from the prior year, and Adjusted EBITDA margin was 15.1%, a decline of approximately 130 basis points from the prior year.

At the end of the quarter, inventory was $935.0 million, up 1.9% from the prior year. The increase was driven by the impact of a weaker U.S. dollar on reported inventory levels and inventory related to the H. Chalut Ltée acquisition that closed in the first quarter.

Capital expenditures in the quarter were $16.2 million, primarily for information technology projects, store remodels and maintenance, and distribution facility upgrades.

The Company repurchased (and subsequently retired) a total of 2.9 million shares of common stock during the second quarter at an aggregate cost of $50.1 million.

Expansion of 2018 Restructuring Plan

During the second quarter, the Company successfully completed the majority of the international initiatives of its 2018 Restructuring Plan, focused on significantly improving the profitability of its international businesses, with particular emphasis on its European operations.  These international initiatives are still expected to result in charges in the range of $13 million to $14 million and are expected to generate annualized benefits in the range of $12 million to $14 million, with approximately $8 million of the benefits realized in fiscal 2018.

Subsequent to quarter-end, the Company announced a cost reduction program designed to fund investments in the Company’s long-term growth strategy.  The organizational efficiencies component of this program are now part of an expanded 2018 Restructuring Plan and includes employee separation costs related to headcount reductions (primarily at the Company’s corporate headquarters in Denton, Texas) and third party consulting costs in the range of $15 million to $16 million. The expansion of the 2018 Restructuring Plan is expected to generate additional annualized benefits in the range of $14 million to $15 million, with benefits in fiscal year 2018 in the range of $6 million to $7 million. It is expected that the majority of these newly-identified benefits will be invested in key strategic initiatives.

The expanded 2018 Restructuring Plan, including the international restructuring initiatives previously disclosed, is now expected to generate total annualized benefits in the range of $26 million to $29 million, with benefits in fiscal year 2018 in the range of $14 million to $15 million. The total restructuring charges from the expanded 2018 Restructuring Plan are now expected in the range of $28 million to $30 million, the majority of which are expected to be recorded in the current fiscal year.  Restructuring charges of approximately $6.8 million, related primarily to employee separation costs, were recorded in the second quarter.

Fiscal Year 2018 Guidance

For fiscal year 2018, the Company now expects full year consolidated same store sales to decline by approximately one percent. With the addition of new stores from the H. Chalut Ltée acquisition, the Company is still maintaining its guidance for consolidated year-end store count to increase slightly compared to the prior year.

Full year gross margin is now expected to decrease slightly compared to the prior year, due primarily to a more promotional retail environment and a business segment mix shift.

Full year adjusted selling, general and administrative expenses (including depreciation and amortization expense) are now expected to be approximately 37.4% of sales versus 37.2% of sales in the prior year.

Due to the benefits of U.S. tax reform, the Company is maintaining its expectation for the consolidated effective tax rate for fiscal 2018 to be in the range of 22% to 24%. At this time, the Company still expects a significant portion of the benefits from U.S. tax reform will flow through directly to net earnings. In addition, the Company is reconfirming its expectation for solid growth in full year operating free cash flow which will allow for the continued strategy of returning capital to shareholders while maintaining appropriate leverage.

Full year reported operating earnings are now expected to decrease slightly, due primarily to higher restructuring costs in fiscal year 2018. Full year adjusted operating earnings, including the impact of the hurricanes in both years and the strategic investments to drive future growth, are still expected to decline slightly, with the revised revenue and gross margin outlook offset by discipline in corporate G&A expenses. However, the Company expects full year benefits from its debt refinancing, lower average share count and the benefits of U.S. tax reform to result in strong double digit growth in both full year reported and adjusted diluted earnings per share.

Fiscal 2018 Second Quarter Segment Results

Sally Beauty Supply

•

Net sales were $580.1 million in the quarter, an increase of 0.7% compared to the prior year. Foreign currency translation boosted the segment’s revenue growth in the quarter by 260 basis points. Same store sales decreased 1.6%, with the lingering impact of the hurricanes late in the prior fiscal year contributing approximately 10 basis points of the decline.

•	At the end of the quarter, net store count was 3,782, a decrease of 56 from the prior year.
•

Gross margin decreased 70 basis points to 55.6% in the quarter. Benefits from revenue increases in higher margin categories (hair color, hair care and cosmetics) were offset by prior strategic pricing reductions, increased coupon redemptions and a geographic revenue mix shift towards the lower margin international business.

•

Reported operating earnings were $90.3 million in the quarter, a decrease of 6.7% versus the prior year, driven by lower gross margin and higher SG&A expenses, partially offset by the benefits from the 2017 and 2018 Restructuring Plans. Reported operating margin was 15.6%, a 120 basis point decrease from the prior year.

Beauty Systems Group

•

Net sales were $395.2 million in the quarter, an increase of 1.2% compared to the prior year. Foreign currency translation increased BSG’s revenue growth by approximately 40 basis points. Same store sales declined 1.2%.

•	At the end of the quarter, net store count was 1,393, up 47 from the prior year, driven by the H. Chalut Ltée acquisition and the net increase in CosmoProf stores.
•

Gross margin decreased 50 basis points to 41.4% in the quarter. Gross margin benefitted from prior year pricing initiatives but was offset by a mix shift to lower margin vendors and a decrease in vendor allowances compared to the prior year.

•

Reported operating earnings were $59.9 million in the quarter, a decrease of 4.4% versus the prior year, driven by lower gross margin. Reported operating margin in the quarter was 15.2%, a 90 basis point decrease from the prior year.

•

At the end of the quarter, total distributor sales consultants were 859 compared to 849 in the prior year. This increase is due primarily to the addition of distributor sales consultants from the H. Chalut Ltée acquisition, partially offset by a decline in the number of distributor sales consultants employed by BSG’s Armstrong McCall franchise business.

Executive Appointment

Aaron E. Alt has been appointed as Senior Vice President, Chief Financial Officer and Chief Administrative Officer with an expected start date of June 4, 2018.  Aaron joins Sally Beauty Holdings from Target Corporation, one of the largest retailers in the U.S., where he served most recently as Senior Vice President of Operations in addition to filling various roles responsible for finance, tax, treasury, risk management, business development, strategy and operations. Prior to Target Corporation, he served various roles with Sara Lee Corporation from 2004 to 2012 including General Manager of Ball Park Brands and Senior Vice President, CFO of North American Retail and Foodservice.

“We are very excited to add Aaron to our team, he has a proven track record of transformational leadership in retail that will help us accelerate and expand both the cost reduction and strategic growth initiatives currently underway at the company,” said Chris Brickman, President and Chief Executive Officer. “His broad experience will be an asset to us as we build upon our strategy and prioritize our opportunities for long-term growth."

Finally, we announced today that Don Grimes (Senior Vice President, Chief Financial Officer and Chief Operations Officer) will be leaving the company effective immediately. We would like to thank Don for his many contributions. During the interim period, following Don’s departure and Aaron’s start date, Brent Baxter (current Group Vice President, Principal Accounting Officer and Controller) will serve as Interim Chief Financial Officer in order to ensure a smooth transition.

Conference Call and Where You Can Find Additional Information

The Company will hold a conference call and audio webcast today to discuss its financial results and its business at approximately 7:30 a.m. Central Time.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing (800) 230-1074 (International:  (612) 332-0107).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  A replay of the earnings conference call will be available starting at 9:30 a.m. Central Time, May 3, 2018, through May 10, 2018, by dialing (800) 475-6701 or if international, dial (320) 365-3844 and reference the conference ID number 446634.  Also, a website replay will be available on investor.sallybeautyholdings.com

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of approximately $3.9 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 5,175 stores, including 182 franchised units, and has operations throughout the United States, Puerto Rico, Canada, Mexico, Chile, Peru, the United Kingdom, Ireland, Belgium, France, the Netherlands, Spain and Germany.  Sally Beauty Supply stores offer up to 8,000 products for hair, skin, and nails through professional lines such as OPI®, China Glaze®, Wella®, Clairol®, Conair® and Hot Shot Tools®, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,500 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and Aquage®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause  actual events or results to  differ materially from the events or results described  in the forward-looking statements, including, but not limited to, risks and uncertainties related to: anticipating and effectively responding to changes in consumer and professional stylist preferences and buying trends in a timely manner; the  success  of our strategic initiatives,  including our store refresh program and increased marketing efforts, to enhance the customer experience, attract new customers, drive brand awareness and improve customer loyalty; our ability to efficiently manage and control our costs and the success of our cost control plans, including our recently announced restructuring plans; our ability to implement our restructuring plans in various jurisdictions; our ability to manage the effects of our cost reduction plans on our employees and other operations costs; charges related to the restructuring plans; possible changes in the size and components of the expected costs and charges associated with the restructuring plans; our ability to realize the anticipated cost savings from the restructuring plans within the anticipated time frame, if at all; the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; the timing and acceptance of new product introductions; shifts in the mix of product sold during any period; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; our dependence upon manufacturers who have developed or could develop their own distribution businesses which compete directly with ours; the possibility of material interruptions in the supply of products by our third-party manufacturers or distributors or increases in the prices of products we purchase from our third-party manufacturers or distributors; products sold by us being found to be defective in labeling or content; compliance with current laws and regulations or becoming subject to additional or more stringent laws and regulations; the success of our e-commerce businesses; diversion of professional products sold by Beauty Systems Group to mass retailers or other unauthorized resellers; the operational and financial performance of our franchise-based business; successfully identifying acquisition candidates and successfully completing desirable acquisitions; integrating acquired businesses; the success of our initiatives to expand into new geographies; the success of our existing stores, and our ability to increase sales at existing stores; opening and operating new stores profitably; the volume of traffic to our stores; the impact of the general economic conditions upon our business; the challenges of conducting business outside the United States; the impact of Britain’s decision to leave the European Union and related or other disruptive events in the United Kingdom, the European Union or other geographies in which we conduct business; rising labor and rental costs; protecting our intellectual property rights, particularly our trademarks; the risk that our products may infringe on the intellectual property rights of others; successfully updating and integrating our  information  technology systems; disruption in our  information  technology systems; a significant data security breach, including misappropriation of our customers’, or employees’ or suppliers’ confidential information, and the potential costs related thereto; the negative impact on our reputation and loss of confidence of our customers, suppliers and others arising from a significant data security breach; the costs and diversion of management’s attention required to investigate and remediate a data security breach and to continuously upgrade our information technology security systems to address evolving cyber-security threats; the ultimate determination of the extent or scope of the potential liabilities relating to our past or any future data security incidents; our ability to attract or retain highly skilled management and other personnel; severe weather, natural disasters or acts of violence or terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our existing financial reporting system; being a holding company, with no operations of our own, and depending on our subsidiaries for our liquidity needs; our ability to execute and implement our common stock  repurchase program; our  substantial indebtedness; the  possibility that we may incur substantial additional debt, including secured debt, in the future; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt; and the costs and effects of litigation.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended September 30, 2017, as filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted EBITDA and EBITDA margin; (2) adjusted operating earnings and operating margin; (3) adjusted diluted earnings per share and (4) operating free cash flow.  We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted EBITDA and EBITDA Margin - We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, and costs related to the Company’s previously announced Restructuring Plans for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Adjusted Operating Earnings and Operating Margin – Adjusted operating earnings are GAAP operating earnings that excludes costs related to the Company’s previously announced Restructuring Plans for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.  Adjusted Operating Margin is Adjusted Operating Earnings as a percentage of net sales.

Adjusted Diluted Net Earnings Per Share – Adjusted diluted net earnings per share is GAAP diluted earnings per share that exclude costs related to the Company’s previously announced Restructuring Plans and loss on extinguishment of debt as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Operating Free Cash Flow – We define the measure Operating Free Cash Flow as GAAP net cash provided by operating activities less capital expenditures.  We believe Operating Free Cash Flow is an important liquidity measure that provides useful information to investors about the amount of cash generated from operations after taking into account capital expenditures.

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses; providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows.  Our management and Board of Directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance.  These non-GAAP measures should not be considered a substitute for or superior to GAAP results.  Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules
Segment Information	1
Non-GAAP Financial Measures Reconciliations	2
Non-GAAP Financial Measures Reconciliations Continued; Adjusted EBITDA and Operating Free Cash Flow	3
Store Count and Same Store Sales	4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,			Six Months Ended March 31,
	2018	2017	Percentage Change	2018	2017	Percentage Change
Net sales	$975,321	$966,470	0.9%	$1,970,286	$1,966,080	0.2%
Cost of products sold	488,999	478,364	2.2%	997,335	986,266	1.1%
Gross profit	486,322	488,106	-0.4%	972,951	979,814	-0.7%
Selling, general and administrative expenses	368,461	359,857	2.4%	739,748	734,108	0.8%
Restructuring charges	6,759	9,211	-26.6%	11,969	9,211	29.9%
Operating earnings	111,102	119,038	-6.7%	221,234	236,495	-6.5%
Interest expense	25,262	26,848	-5.9%	49,277	53,646	-8.1%
Earnings before provision for income taxes	85,840	92,190	-6.9%	171,957	182,849	-6.0%
Provision for income taxes	24,469	35,198	-30.5%	27,322	70,031	-61.0%
Net earnings	$61,371	$56,992	7.7%	$144,635	$112,818	28.2%

Earnings per share:
Basic	$0.49	$0.41	19.5%	$1.15	$0.79	45.6%
Diluted	$0.49	$0.40	22.5%	$1.14	$0.79	44.3%

Weighted average shares:
Basic	124,270	140,549		126,046	142,107
Diluted	125,057	141,325		126,834	143,047

			Basis Point Change			Basis Point Change
Comparison as a percentage of net sales
Consolidated gross margin	49.9%	50.5%	(60)	49.4%	49.8%	(40)
Selling, general and administrative expenses	37.8%	37.2%	60	37.5%	37.3%	20
Consolidated operating margin	11.4%	12.3%	(90)	11.2%	12.0%	(80)
Effective tax rate	28.5%	38.2%	(970)	15.9%	38.3%	(2,240)

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2018	September 30, 2017
Cash and cash equivalents	$68,056	$63,759
Trade and other accounts receivable	98,755	92,241
Inventory	935,037	930,855
Other current assets	52,313	55,223
Total current assets	1,154,161	1,142,078
Property and equipment, net	300,132	313,717
Goodwill and other intangible assets	621,978	618,096
Other assets	23,879	25,116
Total assets	$2,100,150	$2,099,007

Current maturities of long-term debt	$86,208	$96,082
Accounts payable	289,969	307,752
Accrued liabilities	168,074	166,527
Income taxes payable	1,577	2,233
Total current liabilities	545,828	572,594
Long-term debt, including capital leases	1,769,841	1,771,853
Other liabilities	33,346	20,140
Deferred income tax liabilities	66,164	98,036
Total liabilities	2,415,179	2,462,623
Total stockholders' deficit	(315,029)	(363,616)
Total liabilities and stockholders' deficit	$2,100,150	$2,099,007

Supplemental Schedule 1

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended March 31,			Six Months Ended March 31,
	2018	2017	Percentage Change	2018	2017	Percentage Change
Net sales:
Sally Beauty Supply ("SBS")	$580,114	$575,994	0.7%	$1,165,689	$1,165,853	0.0%
Beauty Systems Group ("BSG")	395,207	390,476	1.2%	804,597	800,227	0.5%
Total net sales	$975,321	$966,470	0.9%	$1,970,286	$1,966,080	0.2%

Operating earnings:
SBS	$90,328	$96,839	-6.7%	$176,922	$189,365	-6.6%
BSG	59,949	62,703	-4.4%	124,514	126,303	-1.4%
Segment operating earnings	150,277	159,542	-5.8%	301,436	315,668	-4.5%

Unallocated expenses (1)	(32,416)	(31,293)	3.6%	(68,233)	(69,962)	-2.5%
Restructuring charges	(6,759)	(9,211)	-26.6%	(11,969)	(9,211)	29.9%
Interest expense	(25,262)	(26,848)	-5.9%	(49,277)	(53,646)	-8.1%
Earnings before provision for income taxes	$85,840	$92,190	-6.9%	$171,957	$182,849	-6.0%

	2018	2017	Basis Point Change	2018	2017	Basis Point Change
Segment gross margin:
SBS	55.6%	56.3%	(70)	55.1%	55.6%	(50)
BSG	41.4%	41.9%	(50)	41.1%	41.4%	(30)
Segment operating margin:
SBS	15.6%	16.8%	(120)	15.2%	16.2%	(100)
BSG	15.2%	16.1%	(90)	15.5%	15.8%	(30)
Consolidated operating margin	11.4%	12.3%	(90)	11.2%	12.0%	(80)

(1)  Unallocated expenses, including share-based compensation expense, consist of corporate and shared costs and are included in selling, general and administrative expenses.

Supplemental Schedule 2

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31, 2018
	As Reported	Restructuring Charges (1)	Loss on Extinguishment of Debt (2)	As Adjusted (Non-GAAP)
Operating earnings	$111,102	$6,759		$117,861
Operating margin	11.4%			12.1%
Earnings before provision for income taxes	85,840	6,759	$876	93,475
Provision for income taxes (3)	24,469	1,555	254	26,278
Net earnings	$61,371	$5,204	$622	$67,197

Earnings per share:
Basic	$0.49	$0.04	$0.005	$0.54
Diluted	$0.49	$0.04	$0.005	$0.54

	Three Months Ended March 31, 2017
	As Reported	Restructuring Charges (1)	As Adjusted (Non-GAAP)
Operating earnings	$119,038	$9,211	$128,249
Operating margin	12.3%		13.3%
Earnings before provision for income taxes	92,190	9,211	101,401
Provision for income taxes (3)	35,198	3,500	38,698
Net earnings	$56,992	$5,711	$62,703

Earnings per share:
Basic	$0.41	$0.04	$0.45
Diluted	$0.40	$0.04	$0.44

(1)  Restructuring charges represent costs and expenses incurred in connection with the 2017 Restructuring Plan disclosed in February 2017 and the 2018 Restructuring Plan disclosed in November 2017.

(2)  For the three months ended March 31, 2018, interest expense reflects a loss on extinguishment of debt in connection with a repricing of the variable-rate tranche of our term loan B, resulting in a lower effective interest.

(3)  The income tax provision associated with the fiscal year 2018 restructuring charges was calculated using a 23.0% tax rate since realization of a tax benefit for portions of this expense is currently not deemed probable. The income tax provision associated with other charges and the fiscal year 2017 restructuring charges was calculated using a 29.0% and 38.0% tax rate, respectively.

Supplemental Schedule 3

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended March 31,			Six Months Ended March 31,
Adjusted EBITDA:	2018	2017	Percentage Change	2018	2017	Percentage Change
Net earnings	$61,371	$56,992	7.7%	$144,635	$112,818	28.2%
Add:
Depreciation and amortization	26,919	27,878	-3.4%	54,009	54,716	-1.3%
Interest expense	25,262	26,848	-5.9%	49,277	53,646	-8.1%
Provision for income taxes	24,469	35,198	-30.5%	27,322	70,031	-61.0%
EBITDA (non-GAAP)	138,021	146,916	-6.1%	275,243	291,211	-5.5%
Share-based compensation	2,738	2,398	14.2%	5,850	6,212	-5.8%
Restructuring charges	6,759	9,211	-26.6%	11,969	9,211	29.9%
Adjusted EBITDA (non-GAAP)	$147,518	$158,525	-6.9%	$293,062	$306,634	-4.4%

Adjusted EBITDA as a percentage of net sales			Basis Point Change			Basis Point Change
Adjusted EBITDA margin	15.1%	16.4%	(130)	14.9%	15.6%	(70)

Operating Free Cash Flow:	2018	2017	Percentage Change	2018	2017	Percentage Change
Net cash provided by operating activities	$75,246	$69,613	8.1%	$179,450	$159,407	12.6%
Less:
Payments for property and equipment, net	(16,180)	(21,312)	-24.1%	(38,679)	(49,320)	-21.6%
Operating free cash flow (non-GAAP)	$59,066	$48,301	22.3%	$140,771	$110,087	27.9%

Supplemental Schedule 4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of March 31,
	2018	2017	Change
Number of stores:
SBS:
Company-operated stores	3,765	3,820	(55)
Franchise stores	17	18	(1)
Total SBS	3,782	3,838	(56)
BSG:
Company-operated stores	1,228	1,182	46
Franchise stores	165	164	1
Total BSG	1,393	1,346	47
Total consolidated	5,175	5,184	(9)

Number of BSG distributor sales consultants	859	849	10

BSG distributor sales consultants (DSC) include 263 and 260 sales consultants employed by our franchisees at March 31, 2018 and 2017, respectively. In addition, at March 31, 2018, DSC count includes 40 sales consultants employed by Chalut, a Canadian distributor of professional beauty products, prior to the Company's acquisition of Chalut in December 2017.

	Three Months Ended March 31,			Six Months Ended March 31,
	2018	2017	Basis Point Change	2018	2017	Basis Point Change
Same store sales growth (decline):
SBS	-1.6%	-2.4%	80	-2.1%	-1.5%	(60)
BSG	-1.2%	-1.2%	0	-1.2%	0.7%	(190)
Consolidated	-1.4%	-2.0%	60	-1.8%	-0.8%	(100)

For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year. Our same store sales are calculated in constant U.S. dollars and include internet-based sales and the effect of store expansions, if applicable, but do not generally include the sales from stores relocated until 14 months after the relocation. The sales from stores acquired are excluded from our same store sales calculation until 14 months after the acquisition.